Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION REPORTS
REVENUE UP 41% FOR THIRD FISCAL QUARTER

Schedules Special Meeting of Stockholders for July 2, 2010

NEW YORK, June 10, 2010 – Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) today reported a 41% increase in revenue for the three months ending April 30, 2010 compared to the prior year period, as a result of higher gold prices and more ounces sold.  Net income for the three months ended April 30, 2010 and 2009 was approximately $2,779 and $2,554, respectively, reflecting an increase of $225 or 9% over the prior period.  Net income for the three months ended April 30, 2010, included one time severance related charges of $2,284.

Revenue for the nine months ended April 30, 2010 totaled approximately $42,480 as compared to $32,939 in the prior period, representing an increase of $9,541 or 29%.  This increase is mainly due to a higher gold price realized on sales.  Net income for the nine months ended April 30, 2010 and 2009 was approximately $8,663 and $7,687, respectively, representing an increase of $976 or 13% over the prior period.  Net income for the nine months ended April 30, 2010, included one time severance related charges of $2,710.

Stephen M. Cooper, Chairman of the Board of Directors, commented, “Our management team in Mexico continues to deliver exceptional performance.  Gold production increased 23% for the quarter ended April 30, 2010, as compared to the prior year period.  We are orchestrating a variety of mine expansion plans at El Chanate, including an in-fill drilling campaign, improvements in various production processes, and the development of a third leach pad.  Exploration activities are ongoing at our Saric property, located approximately sixty miles northeast of El Chanate, as is planning for the integration of Nayarit’s Orion property into our project portfolio.  We are optimistic about the Company’s prospects going forward.”

As previously announced, Capital Gold and Nayarit Gold have been in the process of seeking stockholder approval in respect to a business combination. The S-4 proxy statement describing the merger was declared effective by the SEC on June 8, 2010.  The proxy will be mailed to stockholders this week for a vote.  Capital Gold has scheduled a Special Meeting of Stockholders at 10AM EST on Friday, July 2, 2010 at Bayard’s, One Hanover Square, New York City, NY 10004.

Below is a table comparing both three and nine month performance for fiscal 2010 as compared to fiscal 2009:

Summary of Quarterly Results (000’s except per share Data)	For the three months ended April 30, 2010	For the three months ended April 30, 2009	For the nine months ended April 30, 2010	For the nine months ended April 30, 2009
Revenues	17,525	12,395	42,480	32,939
Net Income	2,779	2,554	8,663	7,687
Basic net income per share	0.06	0.05	0.18	0.16
Diluted net income per share	0.06	0.05	0.17	0.15
Gold ounces sold(2)	15,745	13,347	39,294	38,047
Gold ounces produced(2)	16,506	13,460	40,459	38,994
Average price received	$1,113	$929	$1,081	$866
Cash cost per ounce sold(1)	$403	$263	$374	$261
Total cost per ounce sold(1)	$455	$305	$426	$301

(1)
"Cash costs per ounce sold" is a Non-GAAP measure, which includes all direct mining costs, refining and transportation costs, by-product credits and royalties as reported in the Company's financial statements.  It also excludes intercompany management fees.  “Total cost per ounce sold” is a Non-GAAP measure which includes “cash costs per ounce sold” as well as depreciation and amortization as reported in the Company's financial statements.

(2)	Gold produced during a period does not necessarily correspond to gold sold, due to a time delay in the actual sale.

The following table reconciles the Non-GAAP measure “Cash costs per ounce sold” to the GAAP measure of “Costs applicable to sales per ounce sold”:

Reconciliation from non-GAAP measure to US GAAP	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	April 30, 2010	April 30, 2009	April 30, 2010	April 30, 2009
Cash cost per ounce sold	$403	$263	$374	$261
Intercompany management fee	11	11	13	13
Msg Other	5	3	3	(1)
Costs applicable to sales per ounce sold	$419	$277	$390	$273

For more details on our financial and operating results for the quarterly period ended April 30, 2010, please see our most recent Quarterly Report on Form 10-Q filed on www.sec.gov.

About Capital Gold
Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico. It also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding a national stock exchange listing and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com